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                                                                       EXHIBIT 2

                             STOCKHOLDERS AGREEMENT

                            Dated as of May 13, 2002

                                  By and Among

                         BOSTON SCIENTIFIC CORPORATION,

                           BROADWAY ACQUISITION CORP.,

                                       and

                          THE STOCKHOLDERS NAMED HEREIN
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                             STOCKHOLDERS AGREEMENT

         STOCKHOLDERS AGREEMENT dated as of May 13, 2002 (this "AGREEMENT"), among Boston Scientific Corporation, a Delaware corporation ("PARENT"), Broadway Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent ("PURCHASER"), and each of the parties identified on SCHEDULE A hereto (each, a "STOCKHOLDER" and, collectively, the "STOCKHOLDERS"), as stockholders of BEI Medical Services Company, Inc., a Delaware corporation (the "COMPANY").

         WHEREAS, Parent and Purchaser are entering into an Agreement and Plan of Merger dated as of the date hereof (as amended from time to time, the "MERGER AGREEMENT"; capitalized terms used but not defined in this Agreement have the meanings attributed to such terms in the Merger Agreement), with the Company, pursuant to which (i) Purchaser agrees to commence a cash tender offer (as such tender offer may hereafter be amended from time to time, in accordance with the Merger Agreement, the "OFFER") to acquire (A) all of the issued and outstanding shares of common stock, par value $0.001 per share, of the Company ("COMMON STOCK"), including the Rights, for $6.8426 per share of Common Stock (such amount, or any greater amount per share of Common Stock paid pursuant to the Offer, being the "COMMON PURCHASE PRICE"), and (B) all of the issued and outstanding shares of Series A Convertible Preferred stock, par value $0.001 per share, of the Company ("SERIES A STOCK"), for $13.6852 per share of Series A Stock (such amount, or any greater amount per share of Common Stock paid pursuant to the Offer, being the "PREFERRED PURCHASE PRICE"), and, together with the Common Purchase Price, the "PURCHASE PRICE", as applicable); and (ii) following consummation of the Offer, Purchaser shall merge with and into the Company (the "MERGER");

         WHEREAS, each Stockholder is the record or beneficial owner of the number of shares of Common Stock and Series A Stock (together with any shares of Common Stock and Series A Stock acquired after the date hereof, such Stockholder's "SHARES") and options to purchase Common Stock (together with any options to purchase Common Stock acquired after the date hereof, the "STOCK OPTIONS" and, together with the Shares, the "OPTIONED SECURITIES") set forth on SCHEDULE A hereto opposite such Stockholder's name;

         WHEREAS, as a condition to entering into the Merger Agreement and incurring the obligations set forth therein, including the Offer, Parent and Purchaser have required that the Stockholders agree to enter into this Agreement; and

         WHEREAS, the Stockholders wish to induce Parent and Purchaser to enter into the Merger Agreement and, therefore, the Stockholders are willing to enter into this Agreement.

         NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

                                    ARTICLE I

                                TENDER OF SHARES

         SECTION 1.01. TENDER OF SHARES. Each Stockholder agrees to tender, pursuant to and in accordance with the terms of the Offer, and not withdraw (except following the termination of the Offer in accordance with its terms), all such Stockholder's Shares as set forth on SCHEDULE A, together with any Shares subsequently acquired by such Stockholder after the date hereof and prior to the consummation of the Offer. Such Stockholder acknowledges and agrees that Purchaser's obligation to accept for payment the shares of Common Stock in the Offer, including any Shares tendered by the Stockholders, is subject to the terms and conditions of the Merger Agreement and the Offer.

                                   ARTICLE II

                                VOTING AGREEMENT

         SECTION 2.01. VOTING AGREEMENT. Each Stockholder hereby agrees that, from and after the date hereof and until the earlier to occur of the consummation of the Offer in which such Stockholder's Shares are purchased and the termination of this Agreement, at any meeting of the stockholders of the Company, however called, and in any action by consent or otherwise of the stockholders of the Company, such Stockholder shall vote (or cause to be voted) such Stockholder's Shares (i) in favor of the approval and adoption of the Merger Agreement, the Merger and all the transactions contemplated by the Merger Agreement and this Agreement and otherwise in such manner as may be necessary to consummate the Merger; (ii) against any action, proposal, agreement or transaction that would result in a breach of any covenant, obligation, agreement, representation or warranty of the Company under the Merger Agreement or of such Stockholder contained in this Agreement; and (iii) against any action,
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agreement, transaction (other than the Merger Agreement or the transactions contemplated thereby) or proposal (including any Acquisition Proposal) that could be reasonably expected to result in any of the conditions to the Company's obligations under the Merger Agreement not being fulfilled or that is intended, or could reasonably be expected, to impede, interfere, delay, discourage or adversely affect the Merger Agreement, the Offer, the Merger or this Agreement. Any vote by such Stockholder that is not in accordance with this Section 2.01 shall be considered null and void, and the provisions of Section 2.02 shall be deemed to take immediate effect.

         SECTION 2.02. IRREVOCABLE PROXY. If, and only if, any Stockholder fails to comply with the provisions of Section 2.01, such Stockholder hereby agrees that such failure shall result, without any further action by such Stockholder effective as of the date of such failure, in the constitution and appointment of Parent and each of its officers from and after the date of such determination until the earlier to occur of the Closing and the termination of this Agreement (at which point such constitution and appointment shall automatically be revoked) as such Stockholder's attorney, agent and proxy (such constitution and appointment, the "IRREVOCABLE PROXY"), with full power of substitution, to vote and otherwise act with respect to the Stockholder's Shares at any meeting of stockholders of the Company (whether annual or special and whether or not an adjourned or postponed meeting), on the matters and in the manner specified in
Section 2.01. THIS PROXY AND POWER OF ATTORNEY ARE IRREVOCABLE AND COUPLED WITH AN INTEREST AND, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, SHALL BE VALID AND BINDING ON ANY PERSON TO WHOM A STOCKHOLDER MAY TRANSFER ANY OF HIS OR HER SHARES IN BREACH OF THIS AGREEMENT. Each Stockholder hereby revokes all other proxies and powers of attorney with respect to such Stockholder's Shares that may have heretofore been appointed or granted, and no subsequent proxy or power of attorney shall be given (and if given, shall not be effective) by any Stockholder with respect thereto. All authority herein conferred or agreed to be conferred shall survive the death or incapacity of any Stockholder and any obligation of the Stockholder under this Agreement shall be binding upon the heirs, personal representatives, successors and assigns of such Stockholder.

         SECTION 2.03. CONFLICTS. Without limiting the obligations of any Stockholder hereunder in his capacity as a holder of Shares, in the case of any Stockholder who is an officer or director of the Company, no provision of this Agreement shall prevent or interfere with such Stockholder's performance of his obligations, if any, solely in his capacity as an officer or director of the Company, including, without limitation, the fulfillment of his fiduciary duties.

                                   ARTICLE III

                                   THE OPTION

         SECTION 3.01. GRANT OF OPTION. Each Stockholder hereby grants to Purchaser an irrevocable option (each, the "OPTION" and, collectively, the "OPTIONS") to purchase any or all of (i) the Common Stock held by such Stockholder for an amount per share in cash equal to the Common Purchase Price,
(ii) the Series A Stock held by such Stockholder for an amount per share in cash equal to the Preferred Purchase Price, and (iii) each option or warrant to purchase Common Stock held by such Stockholder for an amount in cash equal to the excess, if any, of (x) the Common Purchase Price over (y) the per share exercise price of such option or warrant, multiplied by the number of shares of Common Stock subject to such option or warrant immediately prior to the exercise of the Option with respect to such option or warrant. The Options shall expire if not exercised prior to the termination of the Merger Agreement.

         SECTION 3.02.  EXERCISE OF OPTION.

                  (a) Each Option may be exercised by Purchaser, in whole but not in part, solely in connection with or at any time following Purchaser's initial purchase of Shares pursuant to the Offer (the "CONSUMMATION OF THE OFFER") until the expiration or termination of the Option; PROVIDED, that no Option may be exercised unless a number of Options are concurrently exercised and a number of Shares are concurrently purchased in the Offer such that, after giving effect to such exercises and purchases, the Purchaser or an affiliate thereof would own Common Stock, Series A Stock and Stock Options constituting not less than a majority of the then outstanding Common Stock (including, without limitation, all Common Stock issuable upon the conversion of the Series A Stock or upon the exercise or conversion of any options, warrants, rights or other convertible securities), or such higher percentage of Common Stock as may be required to approve the Merger pursuant to the Restated Certificate of Incorporation of the Company or applicable law.

         (b) If Purchaser wishes to exercise an Option, Purchaser shall send a written notice (the "EXERCISE NOTICE") to the applicable Stockholder of its intention to exercise the Option, specifying the place, and, if then known, the time and the date (the "CLOSING DATE"), of the closing of the purchase (the "CLOSING"). The Closing Date shall occur on the third business day (or such longer period as may be required by applicable law or regulation) after the later of (i) the date on which such Exercise Notice is delivered and (ii) the satisfaction of the conditions set forth in Section 3.02(d). For the purposes of this Agreement, the term "BUSINESS DAY" means every day except (x) Saturdays,
(y) Sundays or (z) any day on which banks are required or authorized by law or executive order to be closed in Boston, Massachusetts.


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         (c) To the extent that any Optioned Securities may not be assigned by such Stockholder to Purchaser without exercising, exchanging or converting such Optioned Security for or into Common Stock, each Stockholder agrees to exercise, exchange or convert such Optioned Security for or into Common Stock prior to the Closing.

         (d) At the Closing, (i) each Stockholder whose Optioned Securities are being purchased shall deliver to Purchaser (or its designee) such Stockholder's Optioned Securities by delivery of a certificate or certificates evidencing such Optioned Securities in the denominations designated by Purchaser, in its Exercise Notice delivered pursuant to Section 3.02(b), duly endorsed to Purchaser or accompanied by stock powers duly executed in favor of Purchaser, with all necessary stock transfer stamps affixed, and (ii) Purchaser shall pay to each such Stockholder the aggregate Purchase Price for such Stockholder's Optioned Securities.

         (e) The Closing shall be subject to the satisfaction of each of the following conditions:

                  (i) no Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law which is then in effect and has the effect of making the acquisition of the Optioned Securities by Purchaser pursuant to the exercise of the Options illegal or otherwise restricting, preventing, delaying or prohibiting consummation of the purchase and sale of the Optioned Securities pursuant to the exercise of the Options; and

                  (ii) any waiting period applicable to the consummation of the purchase and sale of the Optioned Securities pursuant to the exercise of the Options under the HSR Act shall have expired or been terminated.

                                   ARTICLE IV

               REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS

         Each Stockholder hereby represents and warrants individually, and not severally and jointly, to Parent and to Purchaser as follows:

         SECTION 4.01. ORGANIZATION, AUTHORITY AND QUALIFICATION OF THE STOCKHOLDERS. Such Stockholder has all legal capacity to enter into this Agreement, to carry out his or her obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by such Stockholder, the performance by such Stockholder of its obligations hereunder and the consummation by such Stockholder of the transactions contemplated hereby have been duly authorized by all requisite action on the part of such Stockholder. This Agreement has been duly and validly executed and delivered by such Stockholder and (assuming due authorization, execution and delivery by Parent and Purchaser) this Agreement constitutes a legal, valid and binding obligation of such Stockholder enforceable against such Stockholder in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditor rights and for general equitable and public policy principles.

         SECTION 4.02. NO CONFLICT; REQUIRED FILINGS AND CONSENTS. (a) The execution and delivery of this Agreement by such Stockholder do not, and the performance of this Agreement by such Stockholder shall not, (i) assuming satisfaction of the requirements set forth in 4.02(b) below, conflict with or violate any Law applicable to such Stockholder or by which any property or asset of such Stockholder is bound or affected or (ii) result in any breach of, or constitute a default (or event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any Shares pursuant to, any note, bond, mortgage, indenture, contract agreement, lease, license, permit, franchise or other instrument or obligation, except for any such conflicts, violations, breaches, defaults or other occurrences that would not adversely affect or materially delay the ability of such Stockholder to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement.

                  (b) The execution and delivery of this Agreement by such Stockholder do not, and the performance of this Agreement by such Stockholder shall not, require any consent, approval, authorization or permit of, or filing with, or notification to, any Governmental Authority, except (i) for applicable requirements, if any, of the Exchange Act, Blue Sky Laws, state takeover laws and the premerger notifications of the HSR Act, (ii) for those required to be made with self-regulatory organizations and Governmental Authorities regulating brokers, dealers, investment advisors, investment companies, banks, trust companies and insurance companies and (iii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not adversely affect or materially delay the ability of such Stockholder to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement.


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         SECTION 4.03. OWNERSHIP OF SECURITIES. As of the date hereof, such
Stockholder is the record or beneficial owner of, and has good title to, the number of Optioned Securities set forth opposite such Stockholder's name on SCHEDULE A hereto. Except as set forth on SCHEDULE A, such Optioned Securities are all the securities of the Company owned, either of record or beneficially, by such Stockholder as of the date hereof and such Stockholder does not have any option or other right to acquire any other securities of the Company. Except as set forth on SCHEDULE A, the Optioned Securities owned by such Stockholder are owned free and clear of all Liens, other than any Liens created by this Agreement. Except as provided in this Agreement, such Stockholder has not appointed or granted any proxy, which appointment or grant is still effective, with respect to the Optioned Securities owned by such Stockholder. At the Closing, if any, such Stockholder shall deliver, and upon such delivery and payment of the Purchase Price therefor, as applicable, Purchaser shall receive good, valid and marketable title to such Stockholder's Optioned Securities free and clear of any Liens, other than pursuant to this Agreement and any Liens created by Parent or Purchaser.

         SECTION 4.04. ABSENCE OF LITIGATION. As of the date hereof, there is no litigation, suit, claim, action, proceeding or investigation (an "ACTION") pending or, to the knowledge of such Stockholder, threatened against such Stockholder, or any property or asset of such Stockholder, before any Governmental Authority that seeks to delay or prevent the consummation of the transactions contemplated by this Agreement.

         SECTION 4.05. BROKERS. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of such Stockholder.

                                    ARTICLE V

             REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER

         As an inducement to each Stockholder to enter into this Agreement, Parent and Purchaser hereby, jointly and severally, represent and warrant to each Stockholder as follows:

         SECTION 5.01. CORPORATE ORGANIZATION. Each of Parent and Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority and governmental approvals would not prevent or materially delay consummation of the transactions contemplated by this Agreement or otherwise prevent or materially delay Parent or Purchaser from performing its obligations under this Agreement.

         SECTION 5.02. ORGANIZATION AND AUTHORITY OF PARENT AND PURCHASER. Parent and Purchaser are both corporations, duly incorporated and validly existing under the laws of the State of Delaware and have all necessary corporate power and authority to enter into this Agreement, to carry out their obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and Purchaser, the performance by Parent and Purchaser of their obligations hereunder and the consummation by Parent and Purchaser of the transactions contemplated hereby have been duly authorized by all requisite action on the part of Parent and Purchaser. This Agreement has been duly executed and delivered by Parent and Purchaser, and (assuming due authorization, execution and delivery by the Stockholders) this Agreement constitutes a legal, valid and binding obligation of Parent and Purchaser enforceable against Parent and Purchaser in accordance with its terms.

         SECTION 5.03.  NO CONFLICT; REQUIRED FILINGS AND CONSENTS.

                  (a) The execution and delivery of this Agreement by Parent and Purchaser do not, and the performance of this Agreement by Parent and Purchaser shall not, (i) conflict with or violate the certificate of incorporation or by-laws of Parent or Purchaser, (ii) assuming satisfaction of the requirements set forth in 5.03(b) below, conflict with or violate any Law applicable to Parent or Purchaser or by which any property or asset of Parent or Purchaser is bound or affected or (iii) result in any breach of, or constitute a default (or event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of Parent or Purchaser pursuant to, any note, bond, mortgage, indenture, contract agreement, lease, license, permit, franchise or other instrument or obligation, except for any such conflicts, violations, breaches, defaults or other occurrences that would not adversely affect or materially delay the ability of Parent or Purchaser to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement.

                  (b) The execution and delivery of this Agreement by Parent and Purchaser do not, and the performance of this Agreement by Parent and Purchaser shall not, require any consent, approval, authorization or permit of, or filing with, or notification to, any Governmental Authority, except (i) for applicable requirements, if any, of state takeover laws and the


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premerger notifications of the HSR Act, (ii) for those required to be made with self-regulatory organizations and Governmental Authorities regulating brokers, dealers, investment advisors, investment companies, banks, trust companies and insurance companies and (iii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not adversely affect or materially delay the ability of Parent or Purchaser to carry out their obligations under, and to consummate the transactions contemplated by, this Agreement.

         SECTION 5.04. NO DISTRIBUTION. Purchaser is not acquiring the Stockholder's Optioned Securities and Warrants with a view to, or for offer or sale in connection with, any distribution thereof.

         SECTION 5.05. BROKERS. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent or Purchaser.

         SECTION 5.06. FINANCING. Purchaser has and will have at the closing of the Offer and the Merger, as applicable, sufficient funds or available borrowing capacity to permit Parent and Purchaser to consummate all of the Transactions.


                                   ARTICLE VI

                          COVENANTS OF THE STOCKHOLDERS

         SECTION 6.01. NO DISPOSITION OR ENCUMBRANCE OF OPTIONED SECURITIES. Each Stockholder hereby agrees that, except as contemplated by this Agreement, such Stockholder shall not (i) sell, transfer, tender (except into the Offer), pledge, assign, contribute to the capital of any entity, hypothecate, give or otherwise dispose of, grant a proxy or power of attorney with respect to (other than the Irrevocable Proxy), deposit into any voting trust, enter into any voting agreement, or create or permit to exist any Liens of any nature whatsoever with respect to, any of such Stockholder's Optioned Securities (or agree or consent to, or offer to do, any of the foregoing) or (ii) take any action that would make any representation or warranty of such Stockholder herein untrue or incorrect in any material respect or have the effect of preventing or disabling such Stockholder from performing such Stockholder's obligations hereunder.

         SECTION 6.02. NO SOLICITATION OF TRANSACTIONS. Except to the limited extent that members of the Board of Directors of the Company are permitted to take certain actions under Section 7.05(c) of the Merger Agreement, each Stockholder agrees that between the date of this Agreement and the date of termination of the Merger Agreement, such Stockholder shall not, directly or indirectly, through any director, officer, affiliate, employee, representative, agent or otherwise, (i) solicit, initiate, endorse, accept or encourage the submission of any Acquisition Proposal, or (ii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or otherwise participate in, assist, facilitate, endorse or encourage any proposal that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal. Each Stockholder shall, and shall direct or cause its directors, officers, affiliates, employees, representatives and agents to, immediately cease and cause to be terminated any discussions or negotiations with any parties that may be ongoing with respect to any Acquisition Proposal. Each Stockholder shall promptly advise Parent orally and in writing of any Acquisition Proposal or any request for information with respect to any Acquisition Proposal, the material terms and conditions of such Acquisition Proposal or request and the identity of the person making such Acquisition Proposal or request.

         SECTION 6.03. FURTHER ACTION; REASONABLE BEST EFFORTS. Upon the terms and subject to the conditions hereof, Parent, Purchaser and each Stockholder shall use their reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective this Agreement.

         SECTION 6.04. DISCLOSURE. Each Stockholder agrees to permit Parent and Purchaser to publish and disclose in the Offer Documents and the Proxy Statement and related filings under the securities laws such Stockholder's identity and ownership of Optioned Securities and the nature of his or her commitments, arrangements and understandings under this Agreement.

         SECTION 6.05. CONVERSION OF SERIES A STOCK. Each Stockholder hereby (i) elects and agrees to convert, pursuant to Section 4 of the Company's Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock (the "Certificate of Designations"), all shares of Series A Stock beneficially owned by the Stockholder into shares of Common Stock at the applicable Series A Preferred Conversion Rate (as defined in the Certificate of Designations), effective immediately prior to, and conditioned upon, the Consummation of the Offer, and waives any rights to liquidation preferences that the Stockholder would otherwise be entitled to in connection with the Offer or the Merger if the Series A Stock was not converted into Common Stock in accordance with this section, and (ii) to the extent that the Stockholders constitute holders of a majority of the outstanding Series A Stock on an as-converted basis, elects to cause all of the outstanding shares of Series A Stock to be converted into shares of Common Stock at the applicable Series A Preferred Conversion Rate, effective immediately prior to, and conditioned upon, the Consummation of the Offer. Each Stockholder acknowledges that upon election by the holders of a majority of the outstanding shares of Series A Stock to convert their shares of Series A Stock into Common Stock as


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contemplated by this section, all outstanding shares of Series A Stock will automatically convert into Common Stock in accordance with the automatic conversion provisions of Section 4(q) of the Certificate of Designations. By virtue of the Company being a signatory to this Agreement, the Stockholder's election to convert as provided by this section shall serve as, and the Company agrees that this section constitutes, effective notice to the Company of the Stockholder's election to convert in accordance with the Certificate of Designations. In connection with the Consummation of the Offer, the certificates representing the Series A Stock held by the Stockholder shall be deemed to represent the right to receive that number of shares of Common Stock into which the number of shares of Series A Stock evidenced by the certificate was converted at the applicable Series Preferred Conversion Rate, and in connection with the Offer, the right to receive, upon consummation of the Offer and such Stockholder's tender of the Series A Stock into the Offer, the Per Share Common Amount (as defined in the Merger Agreement) for each share of Common Stock that the Series A Stock certificate represents. The Company and the Stockholder agree that the delivery of Series A Stock certificates to the Paying Agent (as defined in the Merger Agreement) shall satisfy the requirements of Section 4(d) of the Certificate of Designations with respect to the Stockholder's election to convert the Series A Stock in accordance with this section.

                                   ARTICLE VII

                                   TERMINATION

         SECTION 7.01. TERMINATION. Each Stockholder's obligation hereunder to tender, and not withdraw, its Shares pursuant to the Offer shall terminate on the expiration date of the Offer. The Options (including any Option as to which an Exercise Notice has been delivered but for which the Closing has not occurred) shall terminate in accordance with the provisions of Section 3.01. The remaining provisions of this Agreement, and all other rights and obligations of the parties hereunder, shall terminate, and no party shall have any rights or obligations hereunder and this Agreement shall become null and void and have no further effect upon the earliest of (i) the Effective Time, (ii) the termination of the Merger Agreement, and (iii) the date upon which Purchaser shall have purchased and paid for all of the Shares in accordance with the terms of the Offer or pursuant to the exercise of the Option granted by the Stockholder hereunder. Nothing in this Section 7.01 shall relieve any party of liability for any breach of this Agreement. Parent and Purchaser acknowledge that, in the event of termination of this Agreement, the Stockholders shall no longer have the obligation to tender, and may withdraw, their Shares.

                                  ARTICLE VIII

                                  MISCELLANEOUS

         SECTION 8.01. NOTICES. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by telecopy or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this
Section 8.01):

                      if to any of the Stockholders:

                      c/o BEI Medical Systems Company, Inc.
                      100 Hollister Road
                      Teterboro, New Jersey 07608
                      Attn: President


                      if to Parent or Purchaser:

                      Boston Scientific Corporation
                      One Boston Scientific Place
                      Natick, MA 01760
                      Attn: General Counsel

                      with a copy to:

                      Bingham Dana LLP
                      150 Federal Street
                      Boston, MA  02110
                      Attn: Johan V. Brigham


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         SECTION 8.02. SEVERABILITY. If any term or other provision of this
Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

         SECTION 8.03. ENTIRE AGREEMENT; ASSIGNMENT. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned by operation of law or otherwise, except that Parent and Purchaser may assign all or any of their rights and obligations hereunder to any affiliate of Parent, provided that no such assignment shall relieve Parent or Purchaser of its obligations hereunder.

         SECTION 8.04. PARTIES IN INTEREST. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

         SECTION 8.05. SPECIFIC PERFORMANCE. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

         SECTION 8.06. GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Massachusetts applicable to contracts executed in and to be performed in that Commonwealth (other than those provisions set forth herein that are required to be governed by Delaware Law). All actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any Massachusetts state or federal court sitting in Suffolk County, Massachusetts. The parties hereto hereby (a) submit to the exclusive jurisdiction of any state or federal court sitting in the Suffolk County, Massachusetts for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and
(b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement may not be enforced in or by any of the above-named courts.

         SECTION 8.07. WAIVER OF JURY TRIAL. Each of the parties hereto hereby waives to the fullest extent permitted by applicable law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement. Each of the parties hereto
(a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other hereto have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 8.07.

         SECTION 8.08. HEADINGS. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

         SECTION 8.09. COUNTERPARTS. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

         SECTION 8.10. AMENDMENT. This Agreement may not be amended except by an instrument in writing signed by all the parties hereto.

         SECTION 8.11. WAIVER. Any party to this Agreement may (i) extend the time for the performance of any obligation or other act of any other party hereto, (ii) waive any inaccuracy in the representations and warranties of another party contained herein or in any document delivered pursuant hereto and
(iii) waive compliance with any agreement of another party contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

         SECTION 8.12. EXPENSES. All costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

         SECTION 8.13.  ADJUSTMENTS.

                  (a) In the event of (i) any increase or decrease or other change in the Optioned Securities by reason of stock dividend, stock split, recapitalizations, combinations, exchanges of shares or the like or (ii) a Stockholder becomes the beneficial owner of any additional Optioned Securities or other securities of the Company, then the terms of this Agreement, including the term "SHARES" as defined herein, shall apply to the shares of capital stock and other securities of the Company held by such Stockholder immediately following the effectiveness of the events described in clause (i), or such Stockholder becoming the beneficial owner thereof pursuant to clause (ii).

                  (b) Each Stockholder hereby agrees to promptly notify Parent and Purchaser of the number of any new Optioned Securities acquired by such Stockholder, if any, after the date hereof.

         SECTION 8.14. FURTHER ASSURANCES. Each Stockholder, Parent and Purchaser shall execute and deliver all such further documents and instruments and take all such further action as may be necessary in order to consummate the transactions contemplated hereby.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first above written.

                             BOSTON SCIENTIFIC CORPORATION

                             By:    /S/ LAWRENCE C. BEST
                                  ----------------------------------------------
                             Name: Lawrence C. Best
                             Title: Chief Financial Officer

                             BROADWAY ACQUISITION CORP.

                             By:    /S/ LAWRENCE C. BEST
                                  ----------------------------------------------
                             Name: Lawrence C. Best
                             Title: Chief Financial Officer

                             BEI MEDICAL SYSTEMS COMPANY, INC.

                             By:    /S/ RICHARD W. TURNER
                                  ----------------------------------------------
                             Name: Richard W. Turner
                             Title:   President and Chief Executive Officer

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.
                       STOCKHOLDER SIGNATURE PAGES FOLLOW]

                                    /S/ RALPH M. RICHART
                                  ----------------------------------------------
                                  Name: Ralph M. Richart

                                  MEDCAPITAL LLC

                                  By:      /S/ JAN ROCK
                                      ------------------------------------------
                                  Name:    Jan Rock
                                  Title:   President

                                  ROBERT P. KHEDERIAN C/F ROBERT P. KHEDERIAN,
                                  JR. UTMA/MA

                                  By:      /S/ ROBERT P. KHEDERIAN
                                      ------------------------------------------
                                  Name: Robert P. Khederian
                                  Title:   Custodian

                                  ROBERT P. KHEDERIAN C/F ALLISON L. KHEDERIAN
                                  UTMA/MA

                                  By:      /S/ ROBERT P. KHEDERIAN
                                      ------------------------------------------
                                  Name: Robert P. Khederian
                                  Title:   Custodian

                                          /S/ ROBERT P. KHEDERIAN
                                      ------------------------------------------
                                      Name: Robert P. Khederian

                                  DELTA OPPORTUNITY FUND, LTD.
                                  BY: DIAZ & ALTSCHUL ADVISORS, LLC

                                  By:      /S/ CHRISTOPHER S. MOONEY
                                      ------------------------------------------
                                  Name: Christopher S. Mooney
                                  Title:   CFO

                                  DELTA OPPORTUNITY FUND, (INSTITUTIONAL) LLC
                                  BY: DIAZ & ALTSCHUL ADVISORS, LLC

                                  By:      /S/ CHRISTOPHER S. MOONEY
                                      ------------------------------------------
                                  Name: Christopher S. Mooney
                                  Title:   CFO

                                           /S/ CHARLES CROCKER
                                      ------------------------------------------
                                      Name: Charles Crocker

                                  FUND B FOR BENEFIT OF CHARLES CROCKER

                                  By:      /S/ CHARLES CROCKER
                                      ------------------------------------------
                                  Name: Charles Crocker
                                  Title:   Trustee

                                  ABIGAIL CROCKER 1974 TRUST

                                  By:      /S/ CHARLES CROCKER
                                      ------------------------------------------
                                  Name: Charles Crocker
                                  Title:   Trustee

                                  SARAH CROCKER 1974 TRUST

                                  By:      /S/ CHARLES CROCKER
                                      ------------------------------------------
                                  Name: Charles Crocker
                                  Title:   Trustee

                                  FIRST CHICAGO EQUITY CORPORATION

                                  By:      /S/ SCOTT GARRETT
                                      ------------------------------------------
                                  Name: Scott Garrett
                                  Title:   Manager

                                  CROSS CREEK PARTNERS XI, LLC

                                  By:      /S/ SCOTT GARRETT
                                      ------------------------------------------
                                  Name: Scott Garrett
                                  Title:   Manager

                                  GARRETT CAPITAL ADVISORS, LLC

                                  By:      /S/ SCOTT GARRETT
                                      ------------------------------------------
                                  Name: Scott Garrett
                                  Title:   CEO

                                  OVERBROOK FUND I, LLC

                                  By:      /S/ ARTHUR G. ALTSCHUL, JR.
                                      ------------------------------------------
                                  Name: Arthur G. Altschul, Jr.
                                  Title:   Managing Member

                                  ALTSCHUL INVESTMENT GROUP

                                  By:      /S/ ARTHUR G. ALTSCHUL, JR.
                                      ------------------------------------------
                                  Name: Arthur G. Altschul, Jr.
                                  Title:   General Partner


                                          /S/ DR. SIRI VON REIS
                                      ------------------------------------------
                                      Name: Dr. Siri von Reis

                                          /S/ JORDAN DAVIS
                                      ------------------------------------------
                                      Name: Jordan Davis

                                  RADIUS VENTURE PARTNERS I, L.P.

                                  By:      /S/ JORDAN DAVIS
                                      ------------------------------------------
                                  Name: Jordan Davis
                                  Title: Managing Partner

                                  By:      /S/ DANIEL LUBIN
                                      ------------------------------------------
                                  Name: Daniel Lubin
                                  Title: Managing Partner

                                   SCHEDULE A

                                                 SERIES A STOCK                                            STOCK
                     NAME                        (AS CONVERTED)       COMMON STOCK           WARRANTS      OPTIONS

First Chicago Equity Corporation and                     533,336
affiliates:
  Cross Creek Partners XI, LLC
  Garrett Capital Advisors, LLC

Diaz & Altschul, LLC and affiliates:                     133,334             71,190
  Overbrook Fund I, LLC
  Altschul Investment Group
  Dr. Siri von Reis

Delta Opportunity Fund family:                           266,668            325,377          187,521
  Delta Opportunity Fund, Ltd.
  Delta Opportunity Fund (Institutional), LLC
  Delta Private Equity Fund, L.P.

MedCapital, LLC                                          266,666

Robert P. Khederian and affiliated trusts:               468,966              5,000
  Robert P. Khederian c/f Robert P
     Khederian, Jr. UTMA/MA
  Robert P. Khederian c/f Allison L
Khederian UTMA/MA

Charles Crocker and affiliated trusts:                                    1,549,404
  Fund B for Benefit of Charles Crocker
  Abigail Crocker 1974 Trust
  Sarah Crocker 1974 Trust

Dr. Ralph M. Richart                                                        105,161                           75,000

Jordan Davis/ Radius Venture Partners I, L.P.            533,334             65,076           36,442          20,000

TOTAL                                                  2,202,304          2,121,208          223,963          95,000